Exhibit 99.2: Revised Consolidated Financial Statements and Accompanying Footnotes

CONSOLIDATED STATEMENTS OF EARNINGS

Amounts in millions except per share amounts; Years ended June 30	2009	2008	2007
NET SALES	$76,694	$79,257	$72,441
Cost of products sold	38,690	39,261	35,376
Selling, general and administrative expense	22,630	24,017	22,580

OPERATING INCOME	15,374	15,979	14,485

Interest expense	1,358	1,467	1,304
Other non-operating income, net	397	373	481

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	14,413	14,885	13,662

Income taxes on continuing operations	3,733	3,594	4,000

NET EARNINGS FROM CONTINUING OPERATIONS	10,680	11,291	9,662

NET EARNINGS FROM DISCONTINUED OPERATIONS	2,756	784	678

NET EARNINGS	$13,436	$12,075	$10,340

BASIC NET EARNINGS PER COMMON SHARE:
Earnings from continuing operations	$3.55	$3.61	$3.01
Earnings from discontinued operations	0.94	0.25	0.21

BASIC NET EARNINGS PER COMMON SHARE	4.49	3.86	3.22

DILUTED NET EARNINGS PER COMMON SHARE:
Earnings from continuing operations	3.39	3.40	2.84
Earnings from discontinued operations	0.87	0.24	0.20

DILUTED NET EARNINGS PER COMMON SHARE	4.26	3.64	3.04

DIVIDENDS PER COMMON SHARE	$1.64	$1.45	$1.28

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

Amounts in millions; June 30	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,781	$3,313
Accounts receivable	5,836	6,761
Inventories
Materials and supplies	1,557	2,262
Work in process	672	765
Finished goods	4,651	5,389

Total inventories	6,880	8,416
Deferred income taxes	1,209	2,012
Prepaid expenses and other current assets	3,199	4,013

TOTAL CURRENT ASSETS	21,905	24,515
PROPERTY, PLANT AND EQUIPMENT
Buildings	6,724	7,052
Machinery and equipment	29,042	30,145
Land	885	889

Total property, plant and equipment	36,651	38,086
Accumulated depreciation	(17,189)	(17,446)

NET PROPERTY, PLANT AND EQUIPMENT	19,462	20,640
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill	56,512	59,767
Trademarks and other intangible assets, net	32,606	34,233

NET GOODWILL AND OTHER INTANGIBLE ASSETS	89,118	94,000
OTHER NONCURRENT ASSETS	4,348	4,837

TOTAL ASSETS	$134,833	$143,992

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

Amounts in millions; June 30	2009	2008
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,980	$6,775
Accrued and other liabilities	8,601	11,099
Debt due within one year	16,320	13,084

TOTAL CURRENT LIABILITIES	30,901	30,958
LONG-TERM DEBT	20,652	23,581
DEFERRED INCOME TAXES	10,752	11,805
OTHER NONCURRENT LIABILITIES	9,146	7,864

TOTAL LIABILITIES	71,451	74,208

SHAREHOLDERS’ EQUITY
Convertible Class A preferred stock, stated value $1 per share (600 shares authorized)	1,324	1,366
Non-Voting Class B preferred stock, stated value $1 per share (200 shares authorized)	—	—
Common stock, stated value $1 per share (10,000 shares authorized; shares issued: 2009 - 4,007.3, 2008 - 4,001.8)	4,007	4,002
Additional paid-in capital	61,118	60,307
Reserve for ESOP debt retirement	(1,340)	(1,325)
Accumulated other comprehensive income (loss)	(3,358)	3,746
Treasury stock, at cost (shares held: 2009 - 1,090.3, 2008 - 969.1)	(55,961)	(47,588)
Retained earnings	57,309	48,986
Noncontrolling interest	283	290

TOTAL SHAREHOLDERS’ EQUITY	63,382	69,784

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$134,833	$143,992

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Dollars in millions/Shares in thousands	Common Shares Outstanding	Common Stock	Preferred Stock	Additional Paid-In Capital	Reserve for ESOP Debt Retirement	Accumulated Other Comprehensive Income	Noncontrolling Interest	Treasury Stock	Retained Earnings	Total
BALANCE JUNE 30, 2006	3,178,841	$3,976	$1,451	$57,856	$(1,288)	$(518)	$263	$(34,235)	$35,666	$63,171

Net earnings									10,340	10,340
Other comprehensive income:
Financial statement translation						2,419				2,419
Hedges and investment securities, net of $459 tax						(951)				(951)

Total comprehensive income										$11,808

Cumulative impact for adoption of new accounting guidance [1]						(333)				(333)
Dividends to shareholders:
Common									(4,048)	(4,048)
Preferred, net of tax benefits									(161)	(161)
Treasury purchases	(89,829)							(5,578)		(5,578)
Employee plan issuances	37,824	14		1,167				1,003		2,184
Preferred stock conversions	5,110		(45)	7				38		—
ESOP debt impacts					(20)					(20)
Noncontrolling interest							(11)			(11)

BALANCE JUNE 30, 2007	3,131,946	3,990	1,406	59,030	(1,308)	617	252	(38,772)	41,797	67,012

Net earnings									12,075	12,075
Other comprehensive income:
Financial statement translation						6,543				6,543
Hedges and investment securities, net of $1,664 tax						(2,906)				(2,906)
Defined benefit retirement plans, net of $120 tax						(508)				(508)

Total comprehensive income										$15,204

Cumulative impact for adoption of new accounting guidance [1]									(232)	(232)
Dividends to shareholders:
Common									(4,479)	(4,479)
Preferred, net of tax benefits									(176)	(176)
Treasury purchases	(148,121)							(10,047)		(10,047)
Employee plan issuances	43,910	12		1,272				1,196		2,480
Preferred stock conversions	4,982		(40)	5				35		—
ESOP debt impacts					(17)				1	(16)
Noncontrolling interest							38			38

BALANCE JUNE 30, 2008	3,032,717	4,002	1,366	60,307	(1,325)	3,746	290	(47,588)	48,986	69,784

Net earnings									13,436	13,436
Other comprehensive income:
Financial statement translation						(6,151)				(6,151)
Hedges and investment securities, net of $452 tax						748				748
Defined benefit retirement plans, net of $879 tax						(1,701)				(1,701)

Total comprehensive income										$6,332

Cumulative impact for adoption of new accounting guidance [1]									(84)	(84)
Dividends to shareholders:
Common									(4,852)	(4,852)
Preferred, net of tax benefits									(192)	(192)
Treasury purchases	(98,862)							(6,370)		(6,370)
Employee plan issuances	16,841	5		804				428		1,237
Preferred stock conversions	4,992		(42)	7				35		—
Shares tendered for Folgers coffee subsidiary	(38,653)							(2,466)		(2,466)
ESOP debt impacts					(15)				15	—
Noncontrolling interest							(7)			(7)

BALANCE JUNE 30, 2009	2,917,035	$4,007	$1,324	$61,118	$(1,340)	$(3,358)	$283	$(55,961)	$57,309	$63,382

[1]	Cumulative impact of adopting new accounting guidance relates to: 2007 - defined benefit and post retirement plans; 2008 - uncertainty in income taxes; 2009 - split-dollar life insurance arrangements.

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions; Years ended June 30	2009	2008	2007
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$3,313	$5,354	$6,693

OPERATING ACTIVITIES
Net earnings	13,436	12,075	10,340
Depreciation and amortization	3,082	3,166	3,130
Share-based compensation expense	516	555	668
Deferred income taxes	596	1,214	253
Gain on sale of businesses	(2,377)	(284)	(153)
Change in accounts receivable	415	432	(729)
Change in inventories	721	(1,050)	(389)
Change in accounts payable, accrued and other liabilities	(742)	297	(278)
Change in other operating assets and liabilities	(758)	(1,270)	(151)
Other	30	(127)	719

TOTAL OPERATING ACTIVITIES	14,919	15,008	13,410

INVESTING ACTIVITIES
Capital expenditures	(3,238)	(3,046)	(2,945)
Proceeds from asset sales	1,087	928	281
Acquisitions, net of cash acquired	(368)	(381)	(492)
Change in investments	166	(50)	673

TOTAL INVESTING ACTIVITIES	(2,353)	(2,549)	(2,483)

FINANCING ACTIVITIES
Dividends to shareholders	(5,044)	(4,655)	(4,209)
Change in short-term debt	(2,420)	2,650	9,006
Additions to long-term debt	4,926	7,088	4,758
Reductions of long-term debt	(2,587)	(11,747)	(17,929)
Treasury stock purchases	(6,370)	(10,047)	(5,578)
Impact of stock options and other	681	1,867	1,499

TOTAL FINANCING ACTIVITIES	(10,814)	(14,844)	(12,453)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(284)	344	187

CHANGE IN CASH AND CASH EQUIVALENTS	1,468	(2,041)	(1,339)

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,781	$3,313	$5,354

SUPPLEMENTAL DISCLOSURE
Cash payments for:
Interest	$1,226	$1,373	$1,330
Income Taxes	3,248	3,499	4,116
Assets acquired through non-cash capital leases	8	13	41
Divestiture of coffee business in exchange for shares of P&G stock	2,466	—	—

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Procter & Gamble Company’s (the “Company,” “we” or “us”) business is focused on providing branded consumer goods products of superior quality and value. Our products are sold in more than 180 countries primarily through retail operations including mass merchandisers, grocery stores, membership club stores, drug stores, department stores, salons and high-frequency stores. We have on-the-ground operations in approximately 80 countries.

Basis of Presentation

The Consolidated Financial Statements include the Company and its controlled subsidiaries. Intercompany transactions are eliminated.

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, pensions, post-employment benefits, stock options, valuation of acquired intangible assets, useful lives for depreciation and amortization, future cash flows associated with impairment testing for goodwill, indefinite-lived intangible assets and long-lived assets, deferred tax assets, uncertain income tax positions and contingencies. Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the financial statements in any individual year. However, in regard to ongoing impairment testing of goodwill and indefinite-lived intangible assets, significant deterioration in future cash flow projections or other assumptions used in valuation models, versus those anticipated at the time of the initial valuations, could result in impairment charges that may materially affect the financial statements in a given year.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. Most revenue transactions represent sales of inventory. The revenue recorded is presented net of sales and other taxes we collect on behalf of governmental authorities and includes shipping and handling costs, which generally are included in the list price to the customer. Our policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued and other liabilities line item in the Consolidated Balance Sheets.

Cost of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.

Selling, General and Administrative Expense

Selling, general and administrative expense (SG&A) is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, depreciation and amortization expense on non-manufacturing assets and other miscellaneous operating items. Research and development costs are charged to expense as incurred and were $1,864 in 2009, $1,946 in 2008, and $1,823 in 2007. Advertising costs, charged to expense as incurred, include worldwide television, print, radio, internet and in-store advertising expenses and were $7,519 in 2009, $8,520 in 2008 and $7,799 in 2007. Non-advertising related components of the Company’s total marketing spending include costs associated with consumer promotions, product sampling and sales aids, all of which are included in SG&A, as well as coupons and customer trade funds, which are recorded as reductions to net sales.

Other Non-Operating Income, Net

Other non-operating income, net, primarily includes net divestiture gains and interest and investment income.

Currency Translation

Financial statements of operating subsidiaries outside the United States of America (U.S.) generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in other comprehensive income. Currency translation adjustments in accumulated other comprehensive income were gains of $3,333 and $9,484 at June 30, 2009 and 2008, respectively. For subsidiaries operating in highly inflationary economies, the U.S. dollar is the functional currency. Remeasurement adjustments for financial statements in highly inflationary economies and other transactional exchange gains and losses are reflected in earnings.

Cash Flow Presentation

The Statements of Cash Flows are prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. The reconciliation adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net earnings. The adjustments also remove cash flows arising from investing and financing activities, which are presented separately from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from derivative instruments designated as net investment hedges are classified as financing activities. Realized gains and losses from non-qualifying derivative instruments used to hedge currency exposures resulting from intercompany financing transactions are also classified as financing activities. Cash flows from other derivative instruments used to manage interest, commodity or other currency exposures are classified as operating activities. Cash payments related to income taxes are classified as operating activities.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Cash Equivalents

Highly liquid investments with remaining stated maturities of three months or less when purchased are considered cash equivalents and recorded at cost.

Investments

Investment securities consist of readily marketable debt and equity securities. Unrealized gains or losses are charged to earnings for investments classified as trading. Unrealized gains or losses on securities classified as available-for-sale are generally recorded in shareholders’ equity. If an available-for-sale security is other than temporarily impaired, the loss is charged to either earnings or shareholders’ equity depending on our intent and ability to retain the security until we recover the full cost basis and the extent of the loss attributable to the creditworthiness of the issuer. Investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions, are accounted for as equity method investments and are classified as other noncurrent assets. Other investments that are not controlled, and over which we do not have the ability to exercise significant influence, are accounted for under the cost method.

Inventory Valuation

Inventories are valued at the lower of cost or market value. Product-related inventories are primarily maintained on the first-in, first-out method. Minor amounts of product inventories, including certain cosmetics and commodities, are maintained on the last-in, first-out method. The cost of spare part inventories is maintained using the average cost method.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15-year life), computer equipment and capitalized software (3- to 5-year lives) and manufacturing equipment (3- to 20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Goodwill and Other Intangible Assets

Goodwill and indefinite-lived brands are not amortized, but are evaluated for impairment annually or when indicators of a potential impairment are present. Our impairment testing of goodwill is performed separately from our impairment testing of individual indefinite-lived intangibles. The annual evaluation for impairment of goodwill and indefinite-lived intangibles is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans. We believe such assumptions are also comparable to those that would be used by other marketplace participants.

We have a number of acquired brands that have been determined to have indefinite lives due to the nature of our business. We evaluate a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. When certain events or changes in operating conditions occur, an impairment assessment is performed and indefinite-lived brands may be adjusted to a determinable life.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, either on a straight-line or accelerated basis over the estimated periods benefited. Patents, technology and other intangibles with contractual terms are generally amortized over their respective legal or contractual lives. Customer relationships and other non-contractual intangible assets with determinable lives are amortized over periods generally ranging from 5 to 40 years. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

Fair Values of Financial Instruments

Certain financial instruments are required to be recorded at fair value. The estimated fair values of such financial instruments (including certain debt instruments, investment securities and derivatives) have been determined using market information and valuation methodologies, primarily discounted cash flow analysis. Changes in assumptions or estimation methods could affect the fair value estimates; however, we do not believe any such changes would have a material impact on our financial condition, results of operations or cash flows. Other financial instruments, including cash equivalents, other investments and short-term debt, are recorded at cost, which approximates fair value. The fair values of long-term debt and derivative instruments are disclosed in Note 4 and Note 5, respectively.

Subsequent Events

For the fiscal year ended June 30, 2009, the Company has evaluated subsequent events for potential recognition and disclosure through August 14, 2009, the original date of financial statement issuance, and through January 29, 2010, the date of the financial statement reissuance.

New Accounting Pronouncements and Policies

Other than as described below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the Consolidated Financial Statements.

FAIR VALUE MEASUREMENTS

On July 1, 2008, we adopted new accounting guidance on fair value measurements. The new guidance defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements. It was effective for the Company beginning July 1, 2008, for certain financial assets and liabilities. Refer to Note 5 for additional information regarding our fair value measurements for financial assets and liabilities. The new guidance is effective for non-financial assets and liabilities recognized or disclosed at fair value on a nonrecurring basis beginning July 1, 2009. The Company believes that the adoption of the new guidance applicable to non-financial assets and liabilities will not have a material effect on its financial position, results of operations or cash flows.

DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On January 1, 2009, we adopted new accounting guidance on disclosures about derivative instruments and hedging activities. The new guidance impacts disclosures only and requires additional qualitative and quantitative information on the use of derivatives and their impact on an entity’s financial position, results of operations and cash flows. Refer to Note 5 for additional information regarding our risk management activities, including derivative instruments and hedging activities.

BUSINESS COMBINATIONS

In December 2007, the Financial Accounting Standards Board (FASB) issued new accounting guidance on business combinations. The new guidance revises the method of accounting for a number of aspects of business combinations including acquisition costs, contingencies (including contingent assets, contingent liabilities and contingent purchase price) and post-acquisition exit activities of acquired businesses. The new guidance will be effective for the Company during our fiscal year beginning July 1, 2009. The Company believes that the adoption of the new guidance will not have a material effect on its financial position, results of operations or cash flows.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS

In December 2007, the FASB also issued new accounting guidance on noncontrolling interests in consolidated financial statements. The new accounting guidance requires that a noncontrolling interest in the equity of a subsidiary be accounted for and reported as equity, provides revised guidance on the treatment of net income and losses attributable to the noncontrolling interest and changes in ownership interests in a subsidiary and requires additional disclosures that identify and distinguish between the interests of the controlling and noncontrolling owners. The Company retrospectively adopted the presentation and disclosure requirements of the new guidance on July 1, 2009. The adoption of the new guidance did not have a material effect on our financial position, results of operations or cash flows. Noncontrolling interests of $283 and $290 at June 30, 2009 and 2008, respectively, were reclassified from liabilities to shareholders’ equity in the Consolidated Balance Sheets. Net expense for income attributable to the noncontrolling interest totaling $86 in 2009, $78 in 2008 and $70 in 2007 are not presented separately in the Consolidated Statements of Earnings due to immateriality, but are reflected within other non-operating income, net. Net earnings represents net income attributable to the Company’s common shareholders.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 2 GOODWILL AND INTANGIBLE ASSETS

The change in the net carrying amount of goodwill by Global Business Unit (GBU) was as follows:

	2009	2008
BEAUTY & GROOMING GBU
Beauty, beginning of year	$19,662	$17,994
Acquisitions and divestitures	66	154
Translation and other	(1,060)	1,514

Goodwill, June 30	18,668	19,662

Grooming, beginning of year	22,553	21,576
Acquisitions and divestitures	(214)	(236)
Translation and other	(948)	1,213

Goodwill, June 30	21,391	22,553

HEALTH & WELL-BEING GBU
Health Care, beginning of year	8,750	8,482
Acquisitions and divestitures	(81)	(59)
Translation and other	(265)	327

Goodwill, June 30	8,404	8,750

Snacks and Pet Care, beginning of year	2,434	2,407
Acquisitions and divestitures	(356)	(5)
Translation and other	(23)	32

Goodwill, June 30	2,055	2,434

HOUSEHOLD CARE GBU
Fabric Care and Home Care, beginning of year	4,655	4,470
Acquisitions and divestitures	(46)	(43)
Translation and other	(201)	228

Goodwill, June 30	4,408	4,655

Baby Care and Family Care, beginning of year	1,713	1,623
Acquisitions and divestitures	(7)	(34)
Translation and other	(120)	124

Goodwill, June 30	1,586	1,713

GOODWILL, Net, beginning of year	59,767	56,552
Acquisitions and divestitures	(638)	(223)
Translation and other	(2,617)	3,438

Goodwill, June 30	56,512	59,767

The acquisition and divestiture impact during fiscal 2009 in Snacks and Pet Care is primarily due to the divestiture of the Coffee business. The remaining decrease in goodwill during fiscal 2009 is primarily due to currency translation across all GBUs.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Identifiable intangible assets were comprised of:

	2009		2008
June 30	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

INTANGIBLE ASSETS WITH DETERMINABLE LIVES
Brands	$3,580	$1,253	$3,564	$1,032
Patents and technology	3,168	1,332	3,188	1,077
Customer relationships	1,853	411	1,947	353
Other	320	210	333	209

TOTAL	8,921	3,206	9,032	2,671

BRANDS WITH INDEFINITE LIVES	26,891	—	27,872	—

TOTAL	35,812	3,206	36,904	2,671

The amortization of intangible assets for the years ended June 30, 2009, 2008 and 2007 was $648, $649 and $640, respectively. Estimated amortization expense over the next five years is as follows: 2010 - $570; 2011 - $523; 2012 - $489; 2013 - $462; and 2014 - $429. Such estimates do not reflect the impact of future foreign exchange rate changes.

NOTE 3 SUPPLEMENTAL FINANCIAL INFORMATION

Selected components of current and noncurrent liabilities were as follows:

June 30	2009	2008
ACCRUED AND OTHER LIABILITIES - CURRENT
Marketing and promotion	$2,378	$2,760
Compensation expenses	1,464	1,527
Accrued Gillette exit costs	111	257
Taxes payable	722	945
Other	3,926	5,610

TOTAL	8,601	11,099

OTHER NONCURRENT LIABILITIES
Pension benefits	$3,798	$3,146
Other postretirement benefits	1,516	512
Unrecognized tax benefits	2,705	3,075
Other	1,127	1,131

TOTAL	9,146	7,864

Gillette Acquisition

On October 1, 2005, we completed our acquisition of The Gillette Company (Gillette) for total consideration of $53.4 billion including common stock, the fair value of vested stock options and acquisition costs. In connection with this acquisition, we recognized an assumed liability for Gillette exit costs of $1.2 billion, including $854 in separation costs related to approximately 5,500 people, $55 in employee relocation costs and $320 in other exit costs. These costs are primarily related to the elimination of selling, general and administrative overlap between

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

the two companies in areas like Global Business Services, corporate staff and go-to-market support, as well as redundant manufacturing capacity. These activities are substantially complete as of June 30, 2009. Total integration plan charges against the assumed liability were $51, $286 and $438 for the years ended June 2009, 2008 and 2007, respectively. A total of $106 and $121 of the liability was reversed during the years ended June 2009 and 2008, respectively, related to underspending on a number of projects that were concluded during the period, which resulted in a reduction of goodwill during those years.

NOTE 4 SHORT-TERM AND LONG-TERM DEBT

June 30	2009	2008
DEBT DUE WITHIN ONE YEAR
Current portion of long-term debt	$6,941	$1,746
Commercial paper	5,027	9,748
Floating rate notes	4,250	1,500
Other	102	90

TOTAL	16,320	13,084

The weighted average short-term interest rates were 2.0% and 2.7% as of June 30, 2009 and 2008, respectively, including the effects of interest rate swaps discussed in Note 5.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

June 30	2009	2008
LONG-TERM DEBT
Floating rate note due July 2009	$1,750	$1,750
Floating rate note due August 2009	1,500	1,500
6.88% USD note due September 2009	1,000	1,000
Floating rate note due March 2010	750	—
2% JPY note due June 2010	522	467
4.88% EUR note due October 2011	1,411	1,573
3.38% EUR note due December 2012	1,975	2,203
4.60% USD note due January 2014	2,000	—
4.50% EUR note due May 2014	2,116	2,360
4.95% USD note due August 2014	900	900
3.50% USD note due February 2015	750	—
4.85% USD note due December 2015	700	700
5.13% EUR note due October 2017	1,552	1,731
4.70% USD note due February 2019	1,250	—
4.13% EUR note due December 2020	846	944
9.36% ESOP debentures due 2009-2021(1)	896	934
4.88% EUR note due May 2027	1,411	1,573
6.25% GBP note due January 2030	832	993
5.50% USD note due February 2034	500	500
5.80% USD note due August 2034	600	600
5.55% USD note due March 2037	1,400	1,400
Capital lease obligations	392	407
All other long-term debt	2,540	3,792
Current portion of long-term debt	(6,941)	(1,746)

TOTAL	20,652	23,581

(1)	Debt issued by the ESOP is guaranteed by the Company and must be recorded as debt of the Company as discussed in Note 8.

Long-term weighted average interest rates were 4.9% and 4.5% as of June 30, 2009 and 2008, respectively, including the effects of interest rate swaps and net investment hedges discussed in Note 5.

The fair value of the long-term debt was $21,514 and $23,276 at June 30, 2009 and 2008, respectively. Long-term debt maturities during the next five years are as follows: 2010 - $6,941; 2011 - $47; 2012 - $1,474; 2013 - $2,013; and 2014 - $4,154.

The Procter & Gamble Company fully and unconditionally guarantees the registered debt and securities issued by its 100% owned finance subsidiaries.

NOTE 5 RISK MANAGEMENT ACTIVITIES AND FAIR VALUE MEASUREMENTS

As a multinational company with diverse product offerings, we are exposed to market risks, such as changes in interest rates, currency exchange rates and commodity prices. We evaluate exposures on a centralized basis to take advantage of natural exposure netting and correlation. To the extent we choose to manage volatility associated with the net exposures, we enter into various financial transactions which we account for using the applicable accounting guidance for derivative instruments and hedging activities. These financial transactions are governed by our policies covering acceptable counterparty exposure, instrument types and other hedging practices.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

At inception, we formally designate and document qualifying instruments as hedges of underlying exposures. We formally assess, both at inception and at least quarterly, whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Fluctuations in the value of these instruments generally are offset by changes in the fair value or cash flows of the underlying exposures being hedged. This offset is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. The ineffective portion of a change in the fair value of a qualifying instrument is immediately recognized in earnings. The amount of ineffectiveness recognized is immaterial for all periods presented.

Credit Risk Management

We have counterparty credit guidelines and generally enter into transactions with investment grade financial institutions. Counterparty exposures are monitored daily and downgrades in credit rating are reviewed on a timely basis. Credit risk arising from the inability of a counterparty to meet the terms of our financial instrument contracts generally is limited to the amounts, if any, by which the counterparty’s obligations to us exceed our obligations to the counterparty. We have not incurred and do not expect to incur material credit losses on our risk management or other financial instruments.

Certain of the Company’s financial instruments used in hedging transactions are governed by industry standard netting agreements with counterparties. If the Company’s credit rating were to fall below the levels stipulated in the agreements, the counterparties could demand either collateralization or termination of the arrangement. The aggregate fair value of the instruments covered by these contractual features that are in a net liability position as of June 30, 2009 was $288 million. The Company has never been required to post any collateral as a result of these contractual features.

Interest Rate Risk Management

Our policy is to manage interest cost using a mixture of fixed-rate and variable-rate debt. To manage this risk in a cost-efficient manner, we enter into interest rate swaps in which we agree to exchange with the counterparty, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional amount.

Interest rate swaps that meet specific accounting criteria are accounted for as fair value and cash flow hedges. There were no fair value hedging instruments at June 30, 2009 or June 30, 2008. For cash flow hedges, the effective portion of the changes in fair value of the hedging instrument is reported in other comprehensive income (OCI) and reclassified into interest expense over the life of the underlying debt. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings.

Foreign Currency Risk Management

We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. The purpose of our foreign currency hedging program is to manage the volatility associated with short-term changes in exchange rates.

To manage this exchange rate risk, we have historically utilized a combination of forward contracts, options and currency swaps. As of June 30, 2009, we had currency swaps with maturities up to five years, which are intended to offset the effect of exchange rate fluctuations on intercompany loans denominated in foreign currencies and are therefore accounted for as cash flow hedges. The Company has also utilized forward contracts and options to offset the effect of exchange rate fluctuations on forecasted sales, inventory purchases and intercompany royalties

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

denominated in foreign currencies. The effective portion of the changes in fair value of these instruments is reported in OCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the related hedged transactions affect earnings. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings.

The change in value of certain non-qualifying instruments used to manage foreign exchange exposure of intercompany financing transactions, income from international operations and other balance sheet items subject to revaluation is immediately recognized in earnings, substantially offsetting the foreign currency mark-to-market impact of the related exposure. The net earnings impact of such instruments was a $1,047 loss in 2009 and gains of $1,397 and $56 in 2008 and 2007, respectively.

Net Investment Hedging

We hedge certain net investment positions in major foreign subsidiaries. To accomplish this, we either borrow directly in foreign currencies and designate all or a portion of foreign currency debt as a hedge of the applicable net investment position or enter into foreign currency swaps that are designated as hedges of our related foreign net investments. Changes in the fair value of these instruments are immediately recognized in OCI to offset the change in the value of the net investment being hedged. Currency effects of these hedges reflected in OCI were an after-tax gain of $964 in 2009 and $2,951 loss in 2008. Accumulated net balances were a $4,059 and a $5,023 after-tax loss as of June 30, 2009 and 2008, respectively.

Commodity Risk Management

Certain raw materials used in our products or production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to anticipated purchases of certain of these materials, we use futures and options with maturities generally less than one year and swap contracts with maturities up to five years. These market instruments generally are designated as cash flow hedges. The effective portion of the changes in fair value for these instruments is reported in OCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transactions affect earnings. The ineffective and non-qualifying portions, which are not material for any year presented, are immediately recognized in earnings.

Insurance

We self insure for most insurable risks. In addition, we purchase insurance for Directors and Officers Liability and certain other coverage in situations where it is required by law, by contract, or deemed to be in the interest of the Company.

Fair Value Hierarchy

New accounting guidance on fair value measurements for certain financial assets and liabilities requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

In valuing assets and liabilities, we are required to maximize the use of quoted market prices and minimize the use of unobservable inputs. We calculate the fair value of our Level 1 and Level 2 instruments based on the exchange traded price of similar or identical instruments where available or based on other observable instruments. The fair value of our Level 3 instruments is calculated as the net present value of expected cash

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

flows based on externally provided inputs. These calculations take into consideration the credit risk of both the Company and our counterparties. The Company has not changed its valuation techniques in measuring the fair value of any financial assets and liabilities during the period.

The following table sets forth the Company’s financial assets and liabilities as of June 30, 2009 that are measured at fair value on a recurring basis during the period, segregated by level within the fair value hierarchy:

At June 30	Level 1	Level 2	Level 3	2009	2008
Assets at fair value:
Investment securities	$—	$174	$38	$212	$282
Derivatives relating to:
Foreign currency hedges	—	—	—	—	4
Other foreign currency instruments (1)	—	300	—	300	190
Net investment hedges	—	83	—	83	26
Commodities	3	25	—	28	229

Total assets at fair value (2)	3	582	38	623	731

Liabilities at fair value:
Derivatives relating to:
Foreign currency hedges	—	103	—	103	37
Other foreign currency instruments (1)	—	39	—	39	33
Net investment hedges	—	85	—	85	1,210
Interest rate	—	13	—	13	17
Commodities	2	96	3	101	—

Total liabilities at fair value (3)	2	336	3	341	1,297

(1)	The other foreign currency instruments are comprised of non-qualifying foreign currency financial instruments.
(2)	All derivative assets are presented in prepaid expenses and other current assets or other noncurrent assets with the exception of investment securities which are only presented in other noncurrent assets.
(3)	All liabilities are presented in accrued and other liabilities or other noncurrent liabilities.

The table below sets forth a reconciliation of the Company’s beginning and ending Level 3 financial assets and liabilities balances for the year ended June 30, 2009.

	Derivatives	Investment Securities
BEGINNING OF YEAR	$17	$46
Total gains or (losses) (realized/unrealized) included in earnings (or changes in net assets)	—	(2)
Total gains or (losses) (realized/unrealized) included in OCI	(27)	(6)
Net purchases, issuances and settlements	7	—
Transfers in/(out) of Level 3	—	—

END OF YEAR	(3)	38

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Disclosures about Derivative Instruments

The fair values and amounts of gains and losses on qualifying and non-qualifying financial instruments used in hedging transactions as of, and for the year ended, June 30, 2009 are as follows:

Derivatives in Cash Flow Hedging Relationships	Notional Amount (Ending Balance)	Fair Value Asset (Liability)	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion) (1)
	June 30	June 30	June 30	Twelve Months Ended June 30
Interest rate contracts	$4,000	$(13)	$18	$(56)
Foreign currency contracts	690	(103)	26	(66)
Commodity contracts	503	(73)	(62)	(170)

Total	5,193	(189)	(18)	(292)

Derivatives in Net Investment Hedging Relationships	Notional Amount (Ending Balance)	Fair Value Asset (Liability)	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing) (1)
	June 30	June 30	June 30	Twelve Months Ended June 30
Net investment hedges	$2,271	$(2)	$(2)	$(5)

Total	2,271	(2)	(2)	(5)

Derivatives Not Designated as Hedging Instruments	Notional Amount (Ending Balance)	Fair Value Asset (Liability)	Amount of Gain or (Loss) Recognized in Income on Derivative (1)
	June 30	June 30	Twelve Months Ended June 30
Foreign currency contracts	$12,348	$261	$(1,047)
Commodity contracts	—	—	(5)

Total	12,348	261	(1,052)

(1)	The gain or loss reclassified from accumulated OCI into income is included in the consolidated statement of earnings as follows: interest rate contracts in interest expense, foreign currency contracts in SG&A and interest expense, commodity contracts in cost of products sold and net investment hedges in interest expense.

During the next 12 months, the amount of the June 30, 2009 OCI balance that will be reclassified to earnings is expected to be immaterial. In addition, the total notional amount of contracts outstanding at the end of the period is indicative of the level of the Company’s derivative activity during the period.

NOTE 6 EARNINGS PER SHARE

Net earnings less preferred dividends (net of related tax benefits) are divided by the weighted average number of common shares outstanding during the year to calculate basic net earnings per common share. Diluted net earnings per common share are calculated to give effect to stock options and other stock-based awards (see Note 7) and assume conversion of preferred stock (see Note 8).

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Net earnings and common shares used to calculate basic and diluted net earnings per share were as follows:

Years ended June 30	2009	2008	2007
NET EARNINGS FROM CONTINUING OPERATIONS	$10,680	$11,291	$9,662
Preferred dividends, net of tax benefit	(192)	(176)	(161)

NET EARNINGS FROM CONTINUING OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS	10,488	11,115	9,501

Preferred dividends, net of tax benefit	192	176	161

DILUTED NET EARNINGS FROM CONTINUING OPERATIONS	10,680	11,291	9,662

Net earnings from discontinued operations	2,756	784	678

NET EARNINGS	13,436	12,075	10,340

Shares in millions; Years ended June 30	2009	2008	2007
Basic weighted average common shares outstanding	2,952.2	3,080.8	3,159.0
Effect of dilutive securities
Conversion of preferred shares (1)	139.2	144.2	149.6
Exercise of stock options and other unvested equity awards (2)	62.7	91.8	90.0

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	3,154.1	3,316.8	3,398.6

(1)	Despite being included currently in diluted net earnings per common share, the actual conversion to common stock occurs pursuant to the repayment of the ESOPs’ obligations through 2035.
(2)	Approximately 92 million in 2009, 40 million in 2008 and 41 million in 2007 of the Company’s outstanding stock options were not included in the diluted net earnings per share calculation because the options were out of the money or to do so would have been antidilutive (i.e., the total proceeds upon exercise would have exceeded the market value of the underlying common shares).

NOTE 7 STOCK-BASED COMPENSATION

We have stock-based compensation plans under which we annually grant stock option and restricted stock awards to key managers and directors. Exercise prices on options granted have been and continue to be set equal to the market price of the underlying shares on the date of the grant. The key manager stock option awards granted since September 2002 are vested after three years and have a 10-year life. The key manager stock option awards granted from July 1998 through August 2002 vested after three years and have a 15-year life. Key managers can elect to receive up to 50% of the value of their option award in restricted stock units (RSUs). Key manager RSUs are vested and settled in shares of common stock five years from the grant date. The awards provided to the Company’s directors are in the form of restricted stock and RSUs. In addition to our key manager and director grants, we make other minor stock option and RSU grants to employees for which the terms are not substantially different.

A total of 229 million shares of common stock were authorized for issuance under stock-based compensation

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

plans approved by shareholders in 2001 and 2003, of which 12 million remain available for grant. An additional 20 million shares of common stock available for issuance under a plan approved by Gillette shareholders in 2004 were assumed by the Company in conjunction with the acquisition of Gillette. A total of 10 million of these shares remain available for grant under this plan.

Total stock-based compensation expense for stock option grants was $460, $522 and $612 for 2009, 2008 and 2007, respectively. The total income tax benefit recognized in the income statement for these stock-based compensation arrangements was $126, $141 and $163 for 2009, 2008 and 2007, respectively. Total compensation cost for restricted stock, RSUs and other stock-based grants was $56, $33 and $56 in 2009, 2008 and 2007, respectively.

In calculating the compensation expense for stock options granted, we utilize a binomial lattice-based valuation model. Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	2009	2008	2007
Interest rate	0.7-3.8%	1.3-3.8%	4.3-4.8%
Weighted average interest rate	3.6%	3.4%	4.5%
Dividend yield	2.0%	1.9%	1.9%
Expected volatility	18-34%	19-25%	16-20%
Weighted average volatility	21%	20%	19%

Expected life in years	8.7	8.3	8.7

Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

A summary of options outstanding under the plans as of June 30, 2009, and activity during the year then ended is presented below:

Options in thousands	Options	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life in Years	Aggregate Intrinsic Value (in millions)
Outstanding, beginning of year	337,177	$48.25
Granted	37,623	50.30
Exercised	(16,199)	39.45
Canceled	(1,284)	57.62

OUTSTANDING, END OF YEAR	357,317	48.83	6.3	$2,084

EXERCISABLE	259,362	44.93	5.4	1,984

The weighted average grant-date fair value of options granted was $11.67, $15.91 and $17.29 per share in 2009, 2008 and 2007, respectively. The total intrinsic value of options exercised was $434, $1,129 and $894 in 2009, 2008 and 2007, respectively. The total grant-date fair value of options that vested during 2009, 2008 and 2007 was $537, $532 and $552, respectively. We have no specific policy to repurchase common shares to mitigate the dilutive impact of options; however, we have historically made adequate discretionary purchases, based on cash availability, market trends and other factors, to satisfy stock option exercise activity.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

At June 30, 2009, there was $524 of compensation cost that has not yet been recognized related to stock awards. That cost is expected to be recognized over a remaining weighted average period of 2.0 years.

Cash received from options exercised was $639, $1,837 and $1,422 in 2009, 2008 and 2007, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $146, $318 and $265 in 2009, 2008 and 2007, respectively.

NOTE 8 POSTRETIREMENT BENEFITS AND EMPLOYEE STOCK OWNERSHIP PLAN

We offer various postretirement benefits to our employees.

Defined Contribution Retirement Plans

We have defined contribution plans which cover the majority of our U.S. employees, as well as employees in certain other countries. These plans are fully funded. We generally make contributions to participants’ accounts based on individual base salaries and years of service. Total global defined contribution expense was $364, $290, and $273 in 2009, 2008 and 2007, respectively.

The primary U.S. defined contribution plan (the U.S. DC plan) comprises the majority of the balances and expense for the Company’s defined contribution plans. For the U.S. DC plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants’ annual wages and salaries in 2009, 2008 and 2007.

We maintain The Procter & Gamble Profit Sharing Trust (Trust) and Employee Stock Ownership Plan (ESOP) to provide a portion of the funding for the U.S. DC plan, as well as other retiree benefits. Operating details of the ESOP are provided at the end of this Note. The fair value of the ESOP Series A shares allocated to participants reduces our cash contribution required to fund the U.S. DC plan.

Defined Benefit Retirement Plans and Other Retiree Benefits

We offer defined benefit retirement pension plans to certain employees. These benefits relate primarily to local plans outside the U.S. and, to a lesser extent, plans assumed in the Gillette acquisition covering U.S. employees.

We also provide certain other retiree benefits, primarily health care and life insurance, for the majority of our U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. These benefits are primarily funded by ESOP Series B shares, as well as certain other assets contributed by the Company.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Obligation and Funded Status. We use a June 30 measurement date for our defined benefit retirement plans and other retiree benefit plans. The following provides a reconciliation of benefit obligations, plan assets and funded status of these plans:

	Pension Benefits (1)		Other Retiree Benefits (2)
Years ended June 30	2009	2008	2009	2008
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year (3)	$10,095	$9,819	$3,553	$3,558
Service cost	214	263	91	95
Interest cost	551	539	243	226
Participants’ contributions	15	14	55	58
Amendments	47	52	—	(11)
Actuarial (gain) loss	456	(655)	186	(232)
Acquisitions (divestitures)	(3)	(7)	(17)	2
Curtailments and settlements	3	(68)	—	(3)
Special termination benefits	3	1	16	2
Currency translation and other	(867)	642	27	67
Benefit payments	(498)	(505)	(226)	(209)

BENEFIT OBLIGATION AT END OF YEAR (3)	10,016	10,095	3,928	3,553

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	7,225	7,350	3,225	3,390
Actual return on plan assets	(401)	(459)	(678)	(29)
Acquisitions (divestitures)	—	—	—	—
Employer contributions	657	507	18	21
Participants’ contributions	15	14	55	58
Currency translation and other	(688)	318	(4)	1
ESOP debt impacts (4)	—	—	4	(7)
Benefit payments	(498)	(505)	(226)	(209)

FAIR VALUE OF PLAN ASSETS AT END OF YEAR	6,310	7,225	2,394	3,225

FUNDED STATUS	(3,706)	(2,870)	(1,534)	(328)

(1)	Primarily non-U.S.-based defined benefit retirement plans.
(2)	Primarily U.S.-based other postretirement benefit plans.
(3)	For the pension benefit plans, the benefit obligation is the projected benefit obligation. For other retiree benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.
(4)	Represents the net impact of ESOP debt service requirements, which is netted against plan assets for Other Retiree Benefits.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

	Pension Benefits		Other Retiree Benefits
Years ended June 30	2009	2008	2009	2008
CLASSIFICATION OF NET AMOUNT RECOGNIZED
Noncurrent assets	$133	$321	$—	$200
Current liability	(41)	(45)	(18)	(16)
Noncurrent liability	(3,798)	(3,146)	(1,516)	(512)

NET AMOUNT RECOGNIZED	(3,706)	(2,870)	(1,534)	(328)

AMOUNTS RECOGNIZED IN ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI)
Net actuarial loss	1,976	715	1,860	578
Prior service cost (credit)	227	213	(152)	(175)

NET AMOUNTS RECOGNIZED IN AOCI	2,203	928	1,708	403

CHANGE IN PLAN ASSETS AND BENEFIT OBLIGATIONS RECOGNIZED IN ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI)
Net actuarial loss - current year	1,335	361	1,309	226
Prior service cost (credit) - current year	47	52	—	(11)
Amortization of net actuarial loss	(29)	(9)	(2)	(7)
Amortization of prior service (cost) credit	(14)	(14)	23	21
Settlement / Curtailment cost	—	(32)	—	(2)
Currency translation and other	(64)	19	(25)	24

TOTAL CHANGE IN AOCI	1,275	377	1,305	251

NET AMOUNTS RECOGNIZED IN PERIODIC BENEFIT COST AND AOCI	1,616	609	1,088	33

The underfunding of pension benefits is primarily a function of the different funding incentives that exist outside of the U.S. In certain countries, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations. In these instances, benefit payments are typically paid directly from the Company’s cash as they become due.

The accumulated benefit obligation for all defined benefit retirement pension plans was $8,637 and $8,750 at June 30, 2009 and June 30, 2008, respectively. Pension plans with accumulated benefit obligations in excess of plan assets and plans with projected benefit obligations in excess of plan assets consist of the following:

	Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets		Projected Benefit Obligation Exceeds the Fair Value of Plan Assets
Years ended June 30	2009	2008	2009	2008
Projected benefit obligation	$6,509	$5,277	$9,033	$7,987
Accumulated benefit obligation	5,808	4,658	7,703	6,737
Fair value of plan assets	3,135	2,153	5,194	4,792

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Net Periodic Benefit Cost. Components of the net periodic benefit cost were as follows:

	Pension Benefits			Other Retiree Benefits
Years ended June 30	2009	2008	2007	2009	2008	2007
Service cost	$214	$263	$279	$91	$95	$85
Interest cost	551	539	476	243	226	206
Expected return on plan assets	(473)	(557)	(454)	(444)	(429)	(407)
Prior service cost (credit) amortization	14	14	13	(23)	(21)	(22)
Net actuarial loss amortization	29	9	45	2	7	2
Curtailment and settlement gain	6	(36)	(176)	—	(1)	(1)

GROSS BENEFIT COST (CREDIT)	341	232	183	(131)	(123)	(137)

Dividends on ESOP preferred stock	—	—	—	(86)	(95)	(85)

NET PERIODIC BENEFIT COST (CREDIT)	341	232	183	(217)	(218)	(222)

Pursuant to plan revisions adopted during 2007, Gillette’s U.S. defined benefit retirement pension plans were frozen effective January 1, 2008, at which time Gillette employees in the U.S. moved into the Trust and ESOP. This revision resulted in a $154 curtailment gain for the year ended June 30, 2007.

Amounts expected to be amortized from accumulated other comprehensive income into net period benefit cost during the year ending June 30, 2010, are as follows:

	Pension Benefits	Other Retiree Benefits
Net actuarial loss	$92	$19
Prior service cost (credit)	15	(21)

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Assumptions. We determine our actuarial assumptions on an annual basis. These assumptions are weighted to reflect each country that may have an impact on the cost of providing retirement benefits. The weighted average assumptions for the defined benefit and other retiree benefit calculations, as well as assumed health care trend rates, were as follows:

	Pension Benefits		Other Retiree Benefits
Years ended June 30	2009	2008	2009	2008
ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS (1)
Discount rate	6.0%	6.3%	6.4%	6.9%
Rate of compensation increase	3.7%	3.7%	—	—

ASSUMPTIONS USED TO DETERMINE NET PERIODIC BENEFIT COST (2)
Discount rate	6.3%	5.5%	6.9%	6.3%
Expected return on plan assets	7.4%	7.4%	9.3%	9.3%
Rate of compensation increase	3.7%	3.1%	—	—

ASSUMED HEALTH CARE COST TREND RATES
Health care cost trend rates assumed for next year	—	—	8.5%	8.6%
Rate to which the health care cost trend rate is assumed to decline (ultimate trend rate)	—	—	5.0%	5.1%
Year that the rate reaches the ultimate trend rate	—	—	2016	2015

(1)	Determined as of end of year.
(2)	Determined as of beginning of year and adjusted for acquisitions.

Several factors are considered in developing the estimate for the long-term expected rate of return on plan assets. For the defined benefit retirement plans, these include historical rates of return of broad equity and bond indices and projected long-term rates of return obtained from pension investment consultants. The expected long-term rates of return for plan assets are 8%-9% for equities and 5%-6% for bonds. For other retiree benefit plans, the expected long-term rate of return reflects the fact that the assets are comprised primarily of Company stock. The expected rate of return on Company stock is based on the long-term projected return of 9.5% and reflects the historical pattern of favorable returns.

Assumed health care cost trend rates could have a significant effect on the amounts reported for the other retiree benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost components	$58	$(46)
Effect on postretirement benefit obligation	549	(447)

Plan Assets. Our target asset allocation for the year ended June 30, 2009, and actual asset allocation by asset category as of June 30, 2009 and 2008, were as follows:

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

			Target Asset Allocation
Asset Category			Pension Benefits	Other Retiree Benefits
Equity securities (1)			45%	93%
Debt securities			55%	7%

TOTAL			100%	100%

	Asset Allocation at June 30
	Pension Benefits		Other Retireee Benefits
Asset Category	2009	2008	2009	2008
Equity securities (1)	42%	45%	93%	96%
Debt securities	51%	50%	7%	4%
Cash	6%	3%	—	—
Real estate	1%	2%	—	—

TOTAL	100%	100%	100%	100%

(1)	Equity securities for other retiree plan assets include Company stock, net of Series B ESOP debt, of $2,084 and $2,809 as of June 30, 2009 and 2008, respectively.

Our investment objective for defined benefit retirement plan assets is to meet the plans’ benefit obligations, while minimizing the potential for future required Company plan contributions. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by matching the actuarial projections of the plans’ future liabilities and benefit payments with expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and continual monitoring of investment managers’ performance relative to the investment guidelines established with each investment manager.

Cash Flows. Management’s best estimate of cash requirements for the defined benefit retirement plans and other retiree benefit plans for the year ending June 30, 2010, is approximately $616 and $24, respectively. For the defined benefit retirement plans, this is comprised of $178 in expected benefit payments from the Company directly to participants of unfunded plans and $438 of expected contributions to funded plans. For other retiree benefit plans, this is comprised of expected contributions that will be used directly for benefit payments. Expected contributions are dependent on many variables, including the variability of the market value of the plan assets as compared to the benefit obligation and other market or regulatory conditions. In addition, we take into consideration our business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ significantly from current estimates.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Total benefit payments expected to be paid to participants, which include payments funded from the Company’s assets, as discussed above, as well as payments from the plans, are as follows:

Years ending June 30	Pension Benefits	Other Retiree Benefits
EXPECTED BENEFIT PAYMENTS
2010	$499	$184
2011	496	201
2012	507	217
2013	525	232
2014	552	247
2015-2019	3,096	1,453

Employee Stock Ownership Plan

We maintain the ESOP to provide funding for certain employee benefits discussed in the preceding paragraphs.

The ESOP borrowed $1.0 billion in 1989 and the proceeds were used to purchase Series A ESOP Convertible Class A Preferred Stock to fund a portion of the U.S. DC plan. Principal and interest requirements of the borrowing were paid by the Trust from dividends on the preferred shares and from advances provided by the Company. The original borrowing of $1.0 billion has been repaid in full, and advances from the Company of $178 remain outstanding at June 30, 2009. Each share is convertible at the option of the holder into one share of the Company’s common stock. The dividend for the current year was equal to the common stock dividend of $1.64 per share. The liquidation value is $6.82 per share.

In 1991, the ESOP borrowed an additional $1.0 billion. The proceeds were used to purchase Series B ESOP Convertible Class A Preferred Stock to fund a portion of retiree health care benefits. These shares, net of the ESOP’s debt, are considered plan assets of the Other Retiree Benefits plan discussed above. Debt service requirements are funded by preferred stock dividends, cash contributions and advances provided by the Company, of which $266 is outstanding at June 30, 2009. Each share is convertible at the option of the holder into one share of the Company’s common stock. The dividend for the current year was equal to the common stock dividend of $1.64 per share. The liquidation value is $12.96 per share.

Our ESOP accounting practices are consistent with current ESOP accounting guidance, including the permissible continuation of certain provisions from prior accounting guidance. ESOP debt, which is guaranteed by the Company, is recorded as debt (see Note 4) with an offset to the Reserve for ESOP Debt Retirement, which is presented within Shareholders’ Equity. Advances to the ESOP by the Company are recorded as an increase in the Reserve for ESOP Debt Retirement. Interest incurred on the ESOP debt is recorded as interest expense. Dividends on all preferred shares, net of related tax benefits, are charged to retained earnings.

The series A and B preferred shares of the ESOP are allocated to employees based on debt service requirements, net of advances made by the Company to the Trust. The number of preferred shares outstanding at June 30 was as follows:

Shares in thousands	2009	2008	2007
Allocated	56,818	58,557	60,402
Unallocated	16,651	18,665	20,807

TOTAL SERIES A	73,469	77,222	81,209

Allocated	20,991	21,134	21,105
Unallocated	42,522	43,618	44,642

TOTAL SERIES B	63,513	64,752	65,747

For purposes of calculating diluted net earnings per common share, the preferred shares held by the ESOP are considered converted from inception.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

In connection with the Gillette acquisition, we assumed the Gillette ESOP, which was established to assist Gillette employees in financing retiree medical costs. These ESOP accounts are held by participants and must be used to reduce the Company’s other retiree benefit obligations. Such accounts reduced our obligation by $171 at June 30, 2009.

NOTE 9 INCOME TAXES

Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

Earnings from continuing operations before income taxes consisted of the following:

Years ended June 30	2009	2008	2007
United States	$8,409	$8,167	$8,268
International	6,004	6,718	5,394

TOTAL	14,413	14,885	13,662

The provision for income taxes on continuing operations consisted of the following:

Years ended June 30	2009	2008	2007
CURRENT TAX EXPENSE
U.S. federal	$1,619	$670	$2,354
International	1,268	1,515	1,294
U.S. state and local	229	188	91

	3,116	2,373	3,739

DEFERRED TAX EXPENSE
U.S. federal	595	1,272	240
International and other	22	(51)	21

	617	1,221	261

TOTAL TAX EXPENSE	3,733	3,594	4,000

A reconciliation of the U.S. federal statutory income tax rate to our actual income tax rate on continuing operations is provided below:

Years ended June 30	2009	2008	2007
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Country mix impacts of foreign operations	-7.1%	-6.8%	-4.5%
Income tax reserve adjustments	-1.3%	-3.4%	-0.3%
Other	-0.7%	-0.7%	-0.9%

EFFECTIVE INCOME TAX RATE	25.9%	24.1%	29.3%

Income tax reserve adjustments represent changes in our net liability for unrecognized tax benefits related to prior year tax positions.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Tax benefits credited to shareholders’ equity totaled $556 and $1,823 for the years ended June 30, 2009 and 2008, respectively. These primarily relate to the tax effects of net investment hedges, excess tax benefits from the exercise of stock options and the impacts of certain adjustments to pension and other retiree benefit obligations recorded in shareholders’ equity.

We have undistributed earnings of foreign subsidiaries of approximately $25 billion at June 30, 2009, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

On July 1, 2007, we adopted new accounting guidance on the accounting for uncertainty in income taxes. The adoption of the new guidance resulted in a decrease to retained earnings as of July 1, 2007 of $232, which was reflected as a cumulative effect of a change in accounting principle, with a corresponding increase to the net liability for unrecognized tax benefits. The impact primarily reflects the accrual of additional statutory interest and penalties as required by the new accounting guidance, partially offset by adjustments to existing unrecognized tax benefits to comply with measurement principles. The implementation of the new guidance also resulted in a reduction in our net tax liabilities for uncertain tax positions related to prior acquisitions accounted for under purchase accounting, resulting in an $80 decrease to goodwill. Additionally, the Company historically classified unrecognized tax benefits in current taxes payable. As a result of the adoption of the new guidance, unrecognized tax benefits not expected to be paid in the next 12 months were reclassified to other noncurrent liabilities.

A reconciliation of the beginning and ending liability for unrecognized tax benefits is as follows:

	2009	2008
BEGINNING OF YEAR	$2,582	$2,971
Increases in tax positions for prior years	116	164
Decreases in tax positions for prior years	(485)	(576)
Increases in tax positions for current year	225	375
Settlements with taxing authorities	(172)	(260)
Lapse in statute of limitations	(68)	(200)
Currency translation	(195)	108

END OF YEAR	2,003	2,582

The Company is present in over 150 taxable jurisdictions, and at any point in time, has 50-60 audits underway at various stages of completion. We evaluate our tax positions and establish liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite our belief that the underlying tax positions are fully supportable. Unrecognized tax benefits are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. The Company has made a concerted effort to bring its audit inventory to a more current position. We have done this by working with tax authorities to conduct audits for several open years at once. We have tax years open ranging from 1997 and forward. We are generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. While we do not expect material changes, it is possible that the amount of unrecognized benefit with respect to our uncertain tax positions will significantly increase or decrease within the next 12 months related to the audits described above. At this time we are not able to make a reasonable estimate of the range of impact on the balance of unrecognized tax benefits or the impact on the effective tax rate related to these items.

Included in the total liability for unrecognized tax benefit at June 30, 2009 is $1,381 that, if recognized, would impact the effective tax rate in future periods.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of June 30, 2009 and 2008, we had accrued interest of $636 and $656 and penalties of $100 and $155, respectively, that are not included in the above table. During the fiscal years ended June 30, 2009 and 2008, we recognized $119 and $213 in interest and $(4) and $35 in penalties, respectively.

Deferred income tax assets and liabilities were comprised of the following:

June 30	2009	2008
DEFERRED TAX ASSETS
Pension and postretirement benefits	$1,395	$633
Stock-based compensation	1,182	1,082
Unrealized loss on financial and foreign exchange transactions	577	1,274
Loss and other carryforwards	439	482
Goodwill and other intangible assets	331	267
Accrued marketing and promotion expense	167	125
Accrued interest and taxes	120	123
Fixed assets	114	100
Inventory	97	114
Advance payments	15	302
Other	885	1,048
Valuation allowances	(104)	(173)

TOTAL	5,218	5,377

DEFERRED TAX LIABILITIES
Goodwill and other intangible assets	11,922	12,371
Fixed assets	1,654	1,847
Other	146	151

TOTAL	13,722	14,369

Net operating loss carryforwards were $1,428 and $1,515 at June 30, 2009 and 2008, respectively. If unused, $462 will expire between 2010 and 2029. The remainder, totaling $966 at June 30, 2009, may be carried forward indefinitely.

NOTE 10 COMMITMENTS AND CONTINGENCIES

Guarantees

In conjunction with certain transactions, primarily divestitures, we may provide routine indemnifications (e.g., indemnification for representations and warranties and retention of previously existing environmental, tax and employee liabilities) which terms range in duration and in some circumstances are not explicitly defined. The maximum obligation under some indemnifications is also not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, we have not made significant payments for these indemnifications. We believe that if we were to incur a loss on any of these matters, the loss would not have a material effect on our financial position, results of operations or cash flows.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

In certain situations, we guarantee loans for suppliers and customers. The total amount of guarantees issued under such arrangements is not material.

Off-Balance Sheet Arrangements

We do not have off-balance sheet financing arrangements, including variable interest entities, that have a material impact on our financial statements.

Purchase Commitments

We have purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are as follows: 2010 - $1,258; 2011 - $872; 2012 - $787; 2013 - $525; 2014 - $156; and $299 thereafter. Such amounts represent future purchases in line with expected usage to obtain favorable pricing. Approximately 43% of our purchase commitments relate to service contracts for information technology, human resources management and facilities management activities that have been outsourced to third-party suppliers. Due to the proprietary nature of many of our materials and processes, certain supply contracts contain penalty provisions for early termination. We do not expect to incur penalty payments under these provisions that would materially affect our financial position, results of operations or cash flows.

Operating Leases

We lease certain property and equipment for varying periods. Future minimum rental commitments under noncancelable operating leases are as follows: 2010 - $305; 2011 - $272; 2012 - $223; 2013 - $202; 2014 - $176; and $442 thereafter. Operating lease obligations are shown net of guaranteed sublease income.

Litigation

We are subject to various legal proceedings and claims arising out of our business which cover a wide range of matters such as governmental regulations, antitrust and trade regulations, product liability, patent and trademark matters, income taxes and other actions.

As previously disclosed, the Company is subject to a variety of investigations into potential competition law violations in Europe, including investigations initiated in the fourth quarter of fiscal 2008 by the European Commission with the assistance of national authorities from a variety of countries. We believe these matters involve a number of other consumer products companies and/or retail customers. The Company’s policy is to comply with all laws and regulations, including all antitrust and competition laws, and to cooperate with investigations by relevant regulatory authorities, which the Company is doing. Competition and antitrust law inquiries often continue for several years and, if violations are found, can result in substantial fines. In other industries, fines have amounted to hundreds of millions of dollars. At this point, no significant formal claims have been made against the Company or any of our subsidiaries in connection with any of the above inquiries.

In response to the actions of the European Commission and national authorities, the Company has launched its own internal investigations into potential violations of competition laws, some of which are ongoing. The Company has identified violations in certain European countries and appropriate actions are being taken. It is still too early for us to reasonably estimate the fines to which the Company will be subject as a result of these competition law issues. However, the ultimate resolution of these matters will likely result in fines or other costs that could materially impact our income statement and cash flows in the period in which they are accrued and paid, respectively. As these matters evolve the Company will, if necessary, recognize the appropriate reserves.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

With respect to other litigation and claims, while considerable uncertainty exists, in the opinion of management and our counsel, the ultimate resolution of the various lawsuits and claims will not materially affect our financial position, results of operations or cash flows.

We are also subject to contingencies pursuant to environmental laws and regulations that in the future may require us to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Based on currently available information, we do not believe the ultimate resolution of environmental remediation will have a material adverse effect on our financial position, results of operations or cash flows.

NOTE 11 SEGMENT INFORMATION

Effective July 1, 2009, the Company implemented a number of changes to the organization structure of the Beauty GBU, which resulted in changes to the components of its reportable segment structure. The following discussion and segment information reflect the organizational changes for all periods presented. We are organized under three GBUs as follows:

•

The Beauty and Grooming GBU includes the Beauty and the Grooming businesses. The Beauty business is comprised of female beauty products including cosmetics, deodorants, female blades and razors, personal cleansing and skin care, as well as hair care retail and salon professional and prestige fragrances. The Grooming business includes electric hair removal devices, home appliances, male blades and razors and male personal care products including deodorants, face and shave products, hair care and personal cleansing.

•

The Health and Well-Being GBU includes the Health Care and the Snacks and Pet Care businesses. The Health Care business includes feminine care, oral care and personal health care. The Snacks and Pet Care business includes pet food and snacks.

•

The Household Care GBU includes the Fabric Care and Home Care as well as the Baby Care and Family Care businesses. The Fabric Care and Home Care business includes air care, batteries, dish care, fabric care and surface care. The Baby Care and Family Care business includes baby wipes, bath tissue, diapers, facial tissue and paper towels.

Under U.S. GAAP, we have six reportable segments: Beauty; Grooming; Health Care; Snacks and Pet Care; Fabric Care and Home Care; and Baby Care and Family Care. The accounting policies of the businesses are generally the same as those described in Note 1. Differences between these policies and U.S. GAAP primarily reflect: income taxes, which are reflected in the businesses using applicable blended statutory rates; the recording of fixed assets at historical exchange rates in certain high-inflation economies; and the treatment of certain unconsolidated investees. Certain unconsolidated investees are managed as integral parts of our business units for management reporting purposes. Accordingly, these partially owned operations are reflected as consolidated subsidiaries in segment results, with 100% recognition of the individual income statement line items through before-tax earnings. Eliminations to adjust these line items to U.S. GAAP are included in Corporate. In determining after-tax earnings for the businesses, we eliminate the share of earnings applicable to other ownership interests, in a manner similar to minority interest and apply statutory tax rates. Adjustments to arrive at our effective tax rate are also included in Corporate.

Corporate includes certain operating and non-operating activities that are not reflected in the operating results used internally to measure and evaluate the businesses, as well as eliminations to adjust management reporting principles to U.S. GAAP. Operating activities in Corporate include the results of incidental businesses managed at the corporate level along with the elimination of individual revenues and expenses generated by certain unconsolidated investees discussed in the preceding paragraph over which we exert significant influence, but do not control. Operating elements also include certain employee benefit costs, the costs of certain restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce rationalization and other general Corporate items. The non-operating elements in Corporate primarily include interest expense, divestiture gains and interest and investing income. In addition, Corporate includes the historical results of certain divested businesses. Corporate assets primarily include cash, investment securities and all goodwill.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

The Company had net sales in the U.S. of $29.6 billion, $29.7 billion and $28.8 billion for the years ended June 30, 2009, 2008 and 2007, respectively. Assets in the U.S. totaled $71.9 billion and $73.8 billion as of June 30, 2009 and 2008, respectively.

Our largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for 16% of consolidated net sales in 2009, 2008 and 2007.

Global Segment Results		Net Sales	Earnings from Continuing Operations Before Income Taxes	Net Earnings from Continuing Operations	Depreciation and Amortization	Total Assets	Capital Expenditures
BEAUTY AND GROOMING GBU
BEAUTY	2009	$18,924	$3,558	$2,664	$454	$14,392	$526
	2008	19,666	3,673	2,827	450	15,324	462
	2007	17,993	3,553	2,695	426	14,327	435
GROOMING	2009	7,408	1,900	1,359	721	23,130	294
	2008	8,103	2,154	1,582	743	24,342	308
	2007	7,333	1,782	1,299	722	24,580	310
HEALTH AND WELL-BEING GBU
HEALTH CARE	2009	11,288	2,786	1,835	369	8,430	372
	2008	12,087	3,030	2,021	372	9,479	420
	2007	10,990	2,773	1,838	361	8,373	333
SNACKS AND PET CARE	2009	3,114	388	234	100	1,382	72
	2008	3,204	409	261	102	1,651	78
	2007	2,985	381	244	121	1,570	94
HOUSEHOLD CARE GBU
FABRIC CARE AND HOME CARE	2009	23,186	4,663	3,032	578	12,457	808
	2008	23,714	5,060	3,411	599	13,708	763
	2007	21,355	4,636	3,119	567	12,113	706
BABY CARE AND FAMILY CARE	2009	14,103	2,827	1,770	570	7,363	902
	2008	13,898	2,700	1,728	612	8,102	763
	2007	12,726	2,291	1,440	671	7,731	769
CORPORATE (1)	2009	(1,329)	(1,709)	(214)	224	67,679	264
	2008	(1,415)	(2,141)	(539)	181	71,386	252
	2007	(941)	(1,754)	(973)	135	69,320	298
TOTAL COMPANY	2009	76,694	14,413	10,680	3,016	134,833	3,238
	2008	79,257	14,885	11,291	3,059	143,992	3,046
	2007	72,441	13,662	9,662	3,003	138,014	2,945

(1)	The Corporate reportable segment includes the total assets and capital expenditures of the coffee and pharmaceuticals businesses prior to their divestitures in November 2008 and October 2009, respectively.

NOTE 12 DISCONTINUED OPERATIONS

In October 2009, the Company completed the divestiture of our global pharmaceuticals business to Warner Chilcott plc (Warner Chilcott) for $2.8 billion of cash, net of assumed and transferred liabilities. Under the terms of the agreement, Warner Chilcott acquired our portfolio of branded pharmaceutical products, our prescription drug product pipeline and manufacturing facilities in Puerto Rico and Germany. In addition, the majority of the 2,300 employees working on the pharmaceuticals business were transferred to Warner Chilcott.

The pharmaceuticals business had historically been part of the Company’s Health Care reportable segment. In accordance with the applicable accounting guidance for the disposal of long-lived assets, the results of the pharmaceuticals business are presented as discontinued operations and, as such, have been excluded from both continuing operations and segment results for all periods presented.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

In November 2008, the Company completed the divestiture of our coffee business through the merger of its Folgers coffee subsidiary into The J.M. Smucker Company (Smucker) in an all-stock reverse Morris Trust transaction. In connection with the merger, 38.7 million shares of common stock of the Company were tendered by shareholders and exchanged for all shares of Folgers common stock, resulting in an increase of treasury stock of $2,466. Pursuant to the merger, a Smucker subsidiary merged with and into Folgers and Folgers became a wholly owned subsidiary of Smucker. The Company recorded an after-tax gain on the transaction of $2,011, which is included in Net Earnings from Discontinued Operations in the Consolidated Statement of Earnings for the year ended June 30, 2009.

The coffee business had historically been part of the Company’s Snacks, Coffee and Pet Care reportable segment, as well as the coffee portion of our away-from-home business, which was included in the Fabric Care and Home Care reportable segment. In accordance with the applicable accounting guidance for the impairment or disposal of long-lived assets, the results of Folgers are presented as discontinued operations and, as such, have been excluded from both continuing operations and segment results for all years presented.

Following is selected financial information included in Net Earnings from Discontinued Operations for the pharmaceuticals and coffee businesses:

Years Ended June 30	2009		2008		2007		Total
	Pharma	Coffee	Pharma	Coffee	Pharma	Coffee	2009	2008	2007
Net Sales	$2,335	$668	$2,491	$1,754	$2,391	$1,644	$3,003	$4,245	$4,035

Earnings from discontinued operations	912	212	747	446	601	447	1,124	1,193	1,048
Income tax expense	(299)	(80)	(240)	(169)	(200)	(170)	(379)	(409)	(370)
Gain on sale of discontinued operation	—	1,896	—	—	—	—	1,896	—	—
Deferred tax benefit on sale	—	115	—	—	—	—	115	—	—

Net earnings from discontinued operations	613	2,143	507	277	401	277	2,756	784	678

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 13 QUARTERLY RESULTS (UNAUDITED)

Quarters Ended		Sept 30	Dec 31	Mar 31	Jun 30	Total Year
NET SALES	2008 - 2009	$20,983	$19,763	$17,864	$18,084	$76,694
	2007 - 2008	19,189	20,395	19,423	20,250	79,257
OPERATING INCOME	2008 - 2009	4,386	4,055	3,553	3,380	15,374
	2007 - 2008	4,147	4,394	3,861	3,577	15,979
GROSS MARGIN	2008 - 2009	49.7%	50.4%	49.0%	49.0%	49.5%
	2007 - 2008	52.1%	51.2%	50.5%	48.1%	50.5%
NET EARNINGS:
Earnings from continuing operations	2008 - 2009	$3,115	$2,813	$2,429	$2,323	$10,680
	2007 - 2008	2,893	3,048	2,531	2,819	11,291
Earnings from discontinued operations	2008 - 2009	233	2,191	184	148	2,756
	2007 - 2008	186	222	179	197	784
Net earnings	2008 - 2009	3,348	5,004	2,613	2,471	13,436
	2007 - 2008	3,079	3,270	2,710	3,016	12,075
DILUTED NET EARNINGS PER COMMON SHARE:
Earnings from continuing operations	2008 - 2009	$0.96	$0.89	$0.78	$0.75	$3.39
	2007 - 2008	0.86	0.91	0.77	0.86	3.40
Earnings from discontinued operations	2008 - 2009	0.07	0.69	0.06	0.05	0.87
	2007 - 2008	0.06	0.07	0.05	0.06	0.24
Diluted net earnings per common share	2008 - 2009	1.03	1.58	0.84	0.80	4.26
	2007 - 2008	0.92	0.98	0.82	0.92	3.64

Financial Summary (Unaudited)

Amounts in millions, except per share amounts	2009	2008	2007	2006	2005	2004
Net Sales	$76,694	$79,257	$72,441	$64,416	$53,210	$48,451
Gross Margin	38,004	39,996	37,065	32,549	26,391	24,246
Operating Income	15,374	15,979	14,485	12,551	9,666	8,862
Net Earnings from Continuing Operations	10,680	11,291	9,662	8,187	6,384	5,740
Net Earnings from Discontinued Operations	2,756	784	678	497	539	416
Net Earnings	13,436	12,075	10,340	8,684	6,923	6,156
Net Earnings Margin from Continuing Operations	13.9%	14.2%	13.3%	12.7%	12.0%	11.8%
Basic Net Earnings per Common Share:
Earnings from continuing operations	$3.55	$3.61	$3.01	$2.63	$2.48	$2.18
Earnings from discontinued operations	0.94	0.25	0.21	0.16	0.22	0.16
Basic Net Earnings per Common Share	4.49	3.86	3.22	2.79	2.70	2.34
Diluted Net Earnings per Common Share:
Earnings from continuing operations	$3.39	$3.40	$2.84	$2.49	$2.33	$2.05
Earnings from discontinued operations	0.87	0.24	0.20	0.15	0.20	0.15
Diluted Net Earnings per Common Share	4.26	3.64	3.04	2.64	2.53	2.20
Dividends per Common Share	1.64	1.45	1.28	1.15	1.03	0.93
Research and Development Expense	$1,864	$1,946	$1,823	$1,682	$1,538	$1,339
Advertising Expense	7,519	8,520	7,799	7,010	5,804	5,386
Total Assets	134,833	143,992	138,014	135,695	61,527	57,048
Capital Expenditures	3,238	3,046	2,945	2,667	2,181	2,024
Long-Term Debt	20,652	23,581	23,375	35,976	12,887	12,554
Shareholders’ Equity	63,382	69,784	67,012	63,171	18,655	18,339

*	Amounts in millions of dollars except per share amounts or as otherwise specified.